UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)             May 20, 2008

Willow Financial Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-49706	80-0034942
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

170 South Warner Road, Suite 300, Wayne, Pennsylvania	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (610) 995-1700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

Willow Financial Bancorp, Inc. (“Willow Financial”) and Harleysville National Corporation (“Harleysville National”) have entered into an Agreement and Plan of Merger, dated May 20, 2008 (the “Merger Agreement”), which sets forth the terms and conditions pursuant to which Willow Financial will be merged with and into Harleysville National (the “Merger”).  The Merger Agreement provides, among other things, that as a result of the Merger each outstanding share of common stock of Willow Financial (subject to certain exceptions) will be converted into the right to receive 0.73 shares of common stock of Harleysville National, plus cash in lieu of any fractional share interest.

Consummation of the Merger is subject to a number of customary conditions, including, but not limited to, (i) the approval of the Merger Agreement by the shareholders of Harleysville National and Willow Financial and (ii) the receipt of requisite regulatory approvals of the Merger and the proposed merger of Willow Financial’s banking subsidiary, Willow Financial Bank (“Willow Bank”), with and into Harleysville National’s banking subsidiary, Harleysville National Bank and Trust Company (“Harleysville Bank”).

Pursuant to the Merger Agreement, Donna M. Coughey, President and Chief Executive Officer of Willow Financial, entered into a termination agreement and release agreement with respect to her employment agreement with Willow Financial and entered into a new employment agreement to continue with Harleysville Financial as an Executive Vice President upon closing of the Merger. In addition, two current directors of Willow Financial, to be determined, will join the board of directors of Harleysville National.

In connection with the Merger Agreement, each director of Willow Financial entered into a Letter Agreement with Harleysville National whereby, among other things, they agreed to vote the shares of Willow Financial common stock that they beneficially own in favor of the Merger Agreement at the Willow Financial shareholder meeting and entered into a Non-Competition and Non-Solicitation Agreement with Harleysville National, whereby they agreed not to compete with, or solicit business or employees from, Harleysville National for a period of nine months following completion of the Merger.

For additional information, reference is made to the Merger Agreement, the form of Letter Agreement, the form of Non-Competetion and Non-Solicitation Agreement and the joint press release dated May 21, 2008, which are included as Exhibits 2.1, 10.3, 10.4 and 99.1, respectively, and are incorporated herein by reference.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the execution of the Merger Agreement, Donna M. Coughey, President and Chief Executive Officer of Willow Financial and Willow Bank, entered into a Termination of Employment Agreement and Release Agreement, dated May 20, 2008, by and among Willow Financial, Willow Bank, Harleysville National and Harleysville Bank (the “Termination Agreement”), pursuant to which Ms. Coughey agreed to terminate her employment agreement with Willow Financial and Willow Bank and release any rights or obligations thereunder in consideration of a cash payment of $1.5 million plus the continuation of insurance benefits for up to three years.

In addition, Ms. Coughey entered into a new Employment Agreement, dated May 20, 2008, with Harleysville Management Services LLC, a subsidiary of Harleysville National (the “Employment Agreement”). The Employment Agreement provides for the employment of Ms Coughey in the position of Executive Vice President of Harleysville National and Harleysville Bank for a period of one year following completion of the Merger at an annual salary equal to her current base salary of $350,000.

For additional information, reference is made to the Termination Agreement and the Employment Agreement, which are included as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits.

(a)           Not applicable.

(b)           Not applicable.

(c)           Not applicable.

(d)           The following exhibits are included with this Report:

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and between Harleysville National Corporation and Willow Financial Bancorp, Inc. dated May 20, 2008

10.1

Termination of Employment Agreement and Release Agreement by and between Willow Financial Bancorp, Inc., Willow Financial Bank, Harleysville National Corporation, Harleysville National Bank and Trust and Donna M. Coughey dated May 20, 2008

10.2	Employment Agreement by and between Harleysville Management Services LLC and Donna M. Coughey dated May 20, 2008

10.3	Form of Letter Agreement dated May 20, 2008 entered into by each director of Willow Financial Bancorp, Inc. and Harleysville National Corporation

10.4	Form of Non-Competition and Non-Solicitation Agreement dated May 20, 2008 entered into by each director of Willow Financial Bancorp, Inc. and Harleysville National Corporation

99.1	Joint press release dated May 21, 2008 of Harleysville National Corporation and Willow Financial Bancorp, Inc.

99.2	Willow Financial Bancorp, Inc. communications to employees regarding the merger

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WILLOW FINANCIAL BANCORP, INC.

Date: May 21, 2008	By:	/s/Donna M. Coughey
Donna M. Coughey
President and Chief Executive Officer